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			      Minneapolis, Minnesota  55402



	INDEPENDENT AUDITORS' REPORT ON MANAGEMENT'S ASSERTION ON
       COMPLIANCE WITH MINIMUM SERVICING STANDARDS SET FORTH IN THE
	  UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS



The Shareholder and Board of Directors
FBS Mortgage Corporation


We have examined management's assertion that FBS Mortgage Corporation (FBSMC) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) during the year ended December 31, 1995, included in the accompanying report titled REPORT OF MANAGEMENT. Management is responsible for FBSMC's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about FBSMC's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FBSMC's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on FBSMC's compliance with specified requirements.

In our opinion, management's assertion that FBSMC complied with the aforementioned requirements during the year ended December 31, 1995 is fairly stated, in all material respects.

					      /s/Ernst & Young LLP



February 29, 1996